EXHIBIT INDEX

(k)      Consent and Opinion of Counsel.

(l) Actuarial Consent and Opinion of Mark Gorham, F.S.A., M.A.A.A., Vice President, Insurance Product Development.

(m)      Calculation of Illustrations for Succession Select.

(n) Consent of Independent Registered Public Accounting Firm for Succession Select dated April 25, 2005.

(r)(1) Power of Attorney to sign amendments to this Registration Statement dated April 13, 2005.